Exhibit 99

Sypris Reports Fourth Quarter Results

Aerospace & Defense Orders Increase 37%

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 31, 2009--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $94.5 million for the fourth quarter compared to $103.7 million for the prior year period. The Company reported a net loss of $10.6 million, or $0.58 per share, before special charges and non-cash impairments, compared to a net loss of $2.2 million, or $0.12 per share for the fourth quarter of 2007, before special charges and non-cash impairments.

For the full year ended December 31, 2008, the Company reported revenue of $411.3 million compared to $435.9 million for the prior year period and a net loss of $18.3 million, or $0.99 per share, before special charges and non-cash impairments, compared to a net loss of $3.7 million, or $0.20 per share in 2007, before special charges and non-cash impairments.

In addition to the financial results reported above, the Company’s results for the year included $45.1 million of charges associated with the implementation of the Company’s previously announced restructuring program, non-cash charges of $66.8 million to reflect a reduction in the carrying value of certain marketable securities held by the Company, and the impairment of $0.4 million of goodwill. Including the special charges and non-cash impairments, the Company’s net loss for the fourth quarter and full year 2008 was $122.3 million, or $6.65 per share and $130.6 million, or $7.11 per share, respectively.

“The Company’s restructuring initiatives are now ahead of schedule,” said Jeffrey T. Gill, president and chief executive officer. “When completed during the second half of 2009, we expect to benefit from an estimated $25.0 million per year of cost savings, with 75% to 80% of those benefits expected to be realized as early as 2010. These savings will be generated across the Company’s platform and are expected to have a positive impact on all businesses going forward.”

The restructuring plans, which include the consolidation of three North American plants into other existing Sypris facilities, a reduction of approximately 12.5% of the Company’s domestic workforce, the cost reduction of certain high-volume secure communications products, and lean initiatives to reduce operating inefficiencies and scrap, among others, were previously detailed by the Company during 2008.

“As expected, the quarter was extremely challenging, with the rapid contraction in the economy impacting our Industrial Group. Continued growth in our Electronics Group was not sufficient to offset the decline in sales to customers in the automotive and commercial vehicle markets. To their credit, our management team in this segment responded superbly to market conditions by aggressively right sizing the business and accelerating our restructuring plans.”

“Our Electronics Group continued to make important progress. Orders for our Aerospace & Defense segment increased 37% during the quarter when compared to the prior year period, while revenue for our Test & Measurement segment increased 7% during the quarter when compared to the fourth quarter of 2007. Revenue from our Electronics Group represents approximately 41% of total portfolio revenue as compared to 36% for the prior year.”

The Industrial Group

Revenue for our Industrial Group was $47.3 million in the fourth quarter compared to $58.9 million for the prior year period as a result of declines in commercial vehicle, trailer and light truck sales. Gross profit for the quarter was a loss of $1.6 million as compared to profit of $3.8 million for the same period in 2007 reflecting the 19.7% decline in revenue.

During the quarter, the Company exited a supply agreement with Ford Motor Company for the production of drive axle components for automotive and light truck applications, resulting in the non-cash write off of certain production assets associated with the contract. As a result, the Company’s future exposure to the automobile industry has been reduced to less than 3% of consolidated sales.

The Electronics Group

Revenue for our Electronics Group increased 5.5% to $47.3 million in the fourth quarter compared to $44.8 million in the prior year period. Gross profit for the quarter decreased to $3.4 million compared to $5.8 million for the same period in 2007, primarily as a result of $2.8 million of non-cash charges incurred to reflect program closeouts and physical inventory adjustments.

Revenue for the Aerospace & Defense segment increased 4.8% to $33.4 million in the fourth quarter compared to $31.9 million for the prior year period on sales of link encryption products. Gross profit for the Aerospace & Defense segment decreased to a loss of $0.1 million compared to gross profit in the prior year of $2.6 million due to the non-cash expenses mentioned above.

Revenue for the Test & Measurement segment increased 7.1% to $13.9 million compared to $13.0 million for the prior year period. Gross profit for the Test & Measurement segment increased 5.6% to $3.4 million from $3.2 million in the prior year period due to increased sales volume during the quarter.

Outlook

Mr. Gill added, “The outlook for our Electronics Group remains positive, with year-over-year performance improvements expected to continue despite the challenging economic environment. Over the longer term, the development and implementation of technology utilizing biometric, wireless and embedded solutions is expected to result in a higher mix of product-driven revenue, while the results of the restructuring and the application of continuous improvement techniques are expected to improve efficiency, productivity and operating results, thereby significantly increasing the group’s overall profit contribution to the Company.”

“The outlook for our Industrial Group remains quite challenging despite the significant actions initiated by our management team to date. According to American Commercial Transportation Research, the North American production of Class 4-8 commercial vehicles is forecast to decline further during the first quarter of 2009, falling 29% to 63,000 units during the period from 88,000 units in the fourth quarter of 2008. And while these conditions continue to create a forecasting challenge, we do expect to begin realizing the benefits of the restructuring program beginning as early as the second quarter of this year.”

“In February, we concluded decisional bargaining with the union at our Marion, Ohio facility and have decided to close that facility. The closure of the 255,000 square foot plant and the relocation of its operations to other Sypris locations should be completed during 2009. This will reduce costs in our Industrial Group and reflects the aggressiveness and sense of urgency with which we are focused on improving the Company’s competitiveness and future profitability.”

“As a result, we expect the Company to generate positive free cash flow, before restructuring, for the full year 2009. We expect to complete most restructuring activities during the year, the result of which should position the Company for substantially improved operating results in 2010 without regard to any potential improvement in the overall economy.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: the effects of a continuing economic downturn which could reduce our revenues, negatively impact our customers or suppliers and materially, adversely affect our financial results; our ability to liquidate our equity interests in Dana Holding Corporation at satisfactory valuation levels; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S.; fees, costs or other dilutive effects of refinancing, compliance with covenants in, or acceleration of, our loan and other debt agreements; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance (including the possibility that our common stock could cease to qualify for listing on the NASDAQ Stock Market due to a sustained decline in prices per share, or that any reverse stock split or other restructuring of our debt or equity financing could be accompanied by the deregistration of our common stock or other “going private” transactions); changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding free cash flow and net loss before special charges and non-cash impairments, which are non-GAAP financial measures.

Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Net loss before special charges and non-cash impairments is useful in understanding the company’s base operations. Further, management uses free cash flow in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. Net loss before special charges and non-cash impairments should not be considered as an alternative to net income as an indicator of our operating performance. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

RECONCILIATION OF THREE MONTHS AND YEAR ENDED FREE CASH FLOW
(in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Consolidated Cash Flow Statement:
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(5,436)	$(7,219)	$4,663	$(10,504)
Cash flows from investing activities:
Capital expenditures	(3,600)	(5,037)	(13,084)	(10,155)
Proceeds from sale of assets	536	202	1,534	224
Changes in nonoperating assets and liabilities	244	809	295	542
Net cash used in investing activities	(2,820)	(4,026)	(11,255)	(9,389)
Cash flows from financing activities:
Net change in debt under revolving credit facility	8,000	10,000	8,000	30,000
Payments on Senior Notes	-	-	-	(25,000)
Debt modification costs	-	-	-	(885)
Cash dividends paid	(579)	(574)	(2,313)	(2,264)
Proceeds from issuance of common stock	-	96	-	264
Net cash provided by (used in) financing activities	7,421	9,522	5,687	(2,115)
Net decrease in cash and cash equivalents	(835)	(1,723)	(905)	(17,778)
Cash and cash equivalents at beginning of period	14,552	16,345	14,622	32,400
Cash and cash equivalents at end of period	$13,717	$14,622	$13,717	$14,622
Free Cash Flow:
Net cash (used in) provided by operating activities	$(5,436)	$(7,219)	$4,663	$(10,504)
Capital expenditures	(3,600)	(5,037)	(13,084)	(10,155)
Free cash flow	$(9,036)	$(12,256)	$(8,421)	$(20,659)

RECONCILIATION OF THREE MONTHS AND YEAR ENDED
NET LOSS BEFORE SPECIAL CHARGES AND NON-CASH IMPAIRMENTS
(in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net loss before special charges and non-cash impairments	$(10,621)	$(2,205)	$(18,272)	$(3,669)
Impairment of marketable securities	(66,758)	-	(66,758)	-
Nonrecurring expense (income), net of tax	(44,431)	(25)	(45,086)	1,530
Impairment of goodwill	(440)	-	(440)	-
Net loss	$(122,250)	$(2,230)	$(130,556)	$(2,139)

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,

	2008	2007
	(Unaudited)
Revenue	$94,549	$103,709
Net loss	$(122,250)	$(2,230)
Loss per common share:
Basic	$(6.65)	$(0.12)
Diluted	$(6.65)	$(0.12)
Weighted average shares outstanding:
Basic	18,395	18,332
Diluted	18,395	18,332

	Year Ended
	December 31,
	2008	2007
	(Unaudited)	(Note)
Revenue	$411,318	$435,915
Net loss	$(130,556)	$(2,139)
Loss per common share:
Basic	$(7.11)	$(0.12)
Diluted	$(7.11)	$(0.12)
Weighted average shares outstanding:
Basic	18,365	18,231
Diluted	18,365	18,231

Note: The selected data at December 31, 2007 has been derived from the audited consolidated financial statements at that date and does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)	(Note)
Net revenue:
Industrial Group	$47,293	$58,896	$244,177	$279,082
Aerospace & Defense	33,370	31,850	111,928	104,505
Test & Measurement	13,886	12,963	55,213	52,328
Electronics Group	47,256	44,813	167,141	156,833
Total net revenue	94,549	103,709	411,318	435,915
Cost of sales:
Industrial Group	48,940	55,088	233,356	261,492
Aerospace & Defense	33,394	29,244	104,575	95,496
Test & Measurement	10,504	9,761	41,218	39,131
Electronics Group	43,898	39,005	145,793	134,627
Total cost of sales	92,838	94,093	379,149	396,119
Gross profit (loss):
Industrial Group	(1,647)	3,808	10,821	17,590
Aerospace & Defense	(24)	2,606	7,353	9,009
Test & Measurement	3,382	3,202	13,995	13,197
Electronics Group	3,358	5,808	21,348	22,206
Total gross profit	1,711	9,616	32,169	39,796
Selling, general and administrative	9,965	10,777	41,450	40,517
Research and development	1,175	820	4,197	2,821
Amortization of intangible assets	42	70	213	527
Impairment of goodwill	440	-	440	-
Nonrecurring expense (income), net	44,431	35	45,086	(3,246)
Operating loss	(54,342)	(2,086)	(59,217)	(823)
Interest expense, net	1,167	1,061	4,235	3,685
Impairment of marketable securities	66,758	-	66,758	-
Other expense	1,698	16	1,832	31
Loss before income taxes	(123,965)	(3,163)	(132,042)	(4,539)
Income tax benefit	(1,715)	(933)	(1,486)	(2,400)
Net loss	$(122,250)	$(2,230)	$(130,556)	$(2,139)
Loss per common share:
Basic	$(6.65)	$(0.12)	$(7.11)	$(0.12)
Diluted	$(6.65)	$(0.12)	$(7.11)	$(0.12)
Dividends declared per common share	$0.02	$0.03	$0.11	$0.12
Weighted average shares outstanding:
Basic	18,395	18,332	18,365	18,231
Diluted	18,395	18,332	18,365	18,231

Note: The statement of operations at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,
	2008	2007
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$13,717	$14,622
Restricted cash	464	883
Accounts receivable, net	44,695	59,067
Inventory, net	48,394	71,789
Other current assets	12,009	107,132
Total current assets	119,279	253,493
Investment in marketable securities	2,769	-
Property, plant and equipment, net	105,219	137,104
Goodwill	13,837	14,277
Other assets	12,101	17,186
Total assets	$253,205	$422,060
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,645	$54,119
Accrued liabilities	28,433	41,933
Current portion of long-term debt	-	5,000
Total current liabilities	73,078	101,052
Long-term debt	73,000	60,000
Other liabilities	47,142	53,529
Total liabilities	193,220	214,581
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued
	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued
	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued
	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,496,620 shares issued and 19,296,003 outstanding in 2008 and 19,205,247 shares issued and 19,078,440 outstanding in 2007

	195	192
Additional paid-in capital	146,741	146,025
Retained (deficit) earnings	(67,205)	65,402
Accumulated other comprehensive loss	(19,744)	(3,943)
Treasury stock, 200,617 and 126,807 shares in 2008 and 2007, respectively	(2)	(197)
Total stockholders’ equity	59,985	207,479
Total liabilities and stockholders’ equity	$253,205	$422,060

Note: The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended December 31,

	2008	2007
	(Unaudited)	(Note)
Cash flows from operating activities:
Net loss	$(130,556)	$(2,139)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	25,381	29,386
Deferred income taxes	(1,512)	(15,373)
Non-cash compensation expense	967	1,375
Other-than-temporary impairment on marketable securities	66,758	-
Non-cash restructuring charges and asset impairment charges, net	36,453	-
Goodwill impairment	440	-
Other non-cash items	(7,716)	(14,580)
Contributions to pension plans	-	(392)
Changes in operating assets and liabilities:
Accounts receivable	14,757	(6,059)
Inventory	13,434	5,964
Other current assets	4,022	(2,684)
Accounts payable	(8,646)	(16,769)
Accrued liabilities	(9,119)	10,767
Net cash provided by (used in) operating activities	4,663	(10,504)
Cash flows from investing activities:
Capital expenditures	(13,084)	(10,155)
Proceeds from sale of assets	1,534	224
Changes in nonoperating assets and liabilities	295	542
Net cash used in investing activities	(11,255)	(9,389)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	8,000	30,000
Payments on Senior Notes	-	(25,000)
Debt modification costs	-	(885)
Cash dividends paid	(2,313)	(2,264)
Proceeds from issuance of common stock	-	264
Net cash provided by financing activities	5,687	2,115
Net decrease in cash and cash equivalents	(905)	(17,778)
Cash and cash equivalents at beginning of period	14,622	32,400
Cash and cash equivalents at end of period	$13,717	$14,622

Note: The cash flow statement at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer